Exhibit No. 23

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under Item 2. Financial Information, and to the incorporation by reference of our reports dated February 15, 2011, March 1, 2010, and February 27, 2009 with respect to the financial statements of Special Value Continuation Partners, LP ("SVCP") as of December 31, 2010, December 31, 2009, and December 31, 2008 and for each of the years then ended and the financial highlights for each of the periods indicated, incorporated by reference in Form 10 dated May 6, 2011 related to the registration of SVCP's securities pursuant to Section 12(g) of the Securities Exchange Act of 1934.

Los Angeles, California
May 6, 2011